Contract

This Contract is made By and Between Shanghai Library (hereinafter called "Party A") and Cybersia.com (SEA) Pte Ltd (hereinafter called "Party B"). Shanghai Library holds the largest Chinese Jia Pu data collections in China. It employs a group of genealogy experts who are devoted to the research and study of Chinese genealogy. Shanghai Library is anxious that their Jia Pu collections could be exposed to all Chinese via the Internet. And by doing so, it will help to create an awareness and therefore, to arouse global Chinese's pride towards their families and their ethnic Chinese roots.

Cybersia.com (SEA) Pte Ltd is a fully owed Singapore subsidiary of the parent company, Cybersia.com Inc of Delaware, USA. In order to promote the historically rich Chinese culture and to encourage communication among the Chinese around the world, it has invested and set up a global Chinese web site www.Chineseroots.com. The Chinese Jia Pu channel will become the on-line carrier of the collections. The site will provide knowledge of Chinese surnames, clans and family trees, to encourage global Chinese to trace their ancestral roots and history and to build their own on-line family trees. It will also provide tools to help global Chinese to communicate and interact with relatives, kinship ties and friends. At the same time, it will provide consultation on family tree building.

After lengthy negotiations, both Parties have reached an agreement to undertake the Chinese Jia Pu project, subject to the following terms and conditions:

1. Party B will head the Chinese Jia Pu project and both parties will jointly set it up. Party A shall be responsible for providing the materials for Jia Pu collections, expert consultation and other related value-added services. Party B shall be responsible for developing on-line hardware and software technology, system operations and the funds needed for this undertaking.

2. Party A shall provide materials on evolving changes of Chinese surnames, Jia Pu catalogues and expert consultation. Party A shall provide three complete sets of Jia Pu collections to Party B to develop and to test the system.

3. Both parties shall assign a group of personnel to form a development team. The team shall be responsible for communicating, designing and other preparatory work during the initial stage of the project. The team will submit the time frame and work schedule of the project within a week from date of this Contract.

4. After development is completed, Party B shall be responsible for operations and maintenance of the system. Party A will be responsible for providing expert consultation and related value-added services, e.g. Jia Pu consultation and collection.




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5.    The general plan of Jia Pu collection will be designed by both parties.
      Party B will be the electronic collection center through the site, and Party A will be a physical collection center.

6. Publicity for the project will be planned and conducted mutually by the parties. Party B shall be responsible for the detailed operations and the operating expenses incurred.

7. The development of the system shall be completed within 30 days of the signing of this Contract, and all system testing shall be completed within the following 30 days.

8. During the development stage, Party A shall assign two genealogy experts to assist Party B's technical developing team. After testing of the system is completed, Party B shall pay a sum of US$8,000.00 as expert consultation fee to Party A. Upon completion of project development, Party A shall provide computer readable Jia Pu catalogues for Party B for on line use. Party B shall pay Party A a lump sum payment of US$1.50 per catalogue. During the term of this Contract, Party A shall assign one senior genealogy expert to help Party B in organizing expert consultation and other related value-added services. Party B shall pay Party A a sum of US$3,000.00 monthly for this service. Party B shall be responsible for the business operation of expert consultation and related value-added services, and to formulate service details to be provided to consumers. Fees charged for consultations to consumers and income deriving from these sources will be collected and earned by Party B.

      If Party B requires Party A to do additional work including spending additional time in providing active consultation & value-added services, other than those stipulated in this Contract, the parties agree to mutually discuss the research efforts and expenses to be incurred.

9. Party B shall have the right to use the catalogues and other materials provided by Party A for the said project. Party B shall not transfer the rights of these materials to any third party without the written permission of Party A.

10. Party A shall be responsible for resolving all copyright disputes relating to the use of the materials and catalogues provided to Party B for online use.

11. Party B shall own the other on-line materials including those developed by Party B and those provided by on-line users.

12. Project development will be undertaken in Shanghai and by personnel seconded from both parties. If Party B requests Party A to send personnel to Singapore. Party B shall be responsible for all the expenses incurred.



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13.   This Contract is governed by the laws of the People's Republic of China and the Republic of Singapore. The parties agree to resolve any matters or dispute arising out of this Contract by friendly negotiation.

14. Base on the principle of mutual benefits and long term cooperation, this Contract shall be valid for an initial period of two years with effect from date of its signature by both parties and will automatically renew itself for a further period of two years until and unless terminated by 30 days written notice from one party to the other prior to its expiry date. The usage of catalogues and other materials developed during the cooperation period shall, however, remain effective after the Contract has been terminated.

15. Party A undertakes and agrees not to provide assistance, advice or help any third party to develop the same project during the term of this Contract.

16. Party A undertakes to keep the terms of this Contract confidential and agrees not to disclose details of the project to any third party without the written permission of Party B. This confidentiality agreement shall remain effective even after the expiry or termination of this Contract.

17. Either party who terminates this Contract prematurely shall given an advance notice of 30 days to the other party. The party who initiates an early termination of this Contract shall be liable to compensate the other party for losses suffered by the other party. The quantum of compensation shall be agreed to by mutual negotiation. In the event the parties cannot reach an understanding or agreement on the amount of compensation, the matter shall then be resolved through the legal process of the two countries.

   Party A                                        Party B
   Shanghai Library                               Cybersia.com Inc.
                                                  Cybersia.com (SEA) Pte Ltd



   -------------------------------                ------------------------------
   Authorized Signature                           Authorized Signature


   ------------------------------                 ------------------------------
   Date                                           Date




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                               Contract Amendment


To provide a meaningful cooperation and support the project of compiling Chinese Genealogy Catalogue, Shanghai Library (Party A) and Cybersia.com (SEA) Pte Ltd (Party B) hereby agree to extend the Contract by another 3 years, which means it will end in 2005. The parties agree they will conduct the digitization on a selective basis and produce the digital record as per users requirements. Users' enquiries will be processed by both parties and a CD Rom of the image will be sold to the customer. On any sale by Party B of these CDs, Party A will be entitled to 15% of the revenue as royalty.

The parties have discussed various value added services and plans for the Chinese Genealogy Catalogue project. To reflect these discussions, the parties agree to amend the follow terms in the original Contract signed on Feb 2000.

1. As per the original Contract - Party B shall make a monthly payment of USD3,000 to Party A as expert consultation fee. The parties hereby agree that Party B shall make the payment every two months, which means Party B will T/T a lump sum of USD6,000 to Party A at the end of the two-month period. Party A will issue the receipts and perform consultation services continuously based on users requests.

2. Party B agrees to assist with financial support and participate in the project of compiling Chinese Genealogy Catalogue being lead by Party A. Upon signing this agreement, the total funding contribution by Party B of USD100,000 will be planned as follows:

          i)   An initial sum of USD20,000 will be paid before 31st December
               2000.
          ii)  A sum of USD20,000 will be provided before 30th of June 2001.
          iii) A sum of USD30,000 will be provided before 31st of January 2002.
          iv) The balance of USD30,000 will be provided before 31st of January 2003.

      Party B may volunteer to increase this amount or stop the contribution if the plan is terminated.

3. Party A agrees to provide information on their collection of 328 surnames for digitization. The CD-Rom will be produced on a selected basis. The following information shall be prioritized for digitization.

          i)   selected records of 70 famous people's genealogies
          ii)  the newly-acquired genealogies by Party A
          iii) information being requested by users.

      Based on the above information provided by Party A, Party B shall not produce other products than the CD Rom for famous people. Party A will be entitled to 15% of the revenue of such CD Rom sales as royalty.

4. The parties agree to jointly develop the ancestors' database based on Party A's collections of genealogies, local gazette, and historical records of famous people. Party A shall be responsible in providing their collection resources, facility, manpower, and Party B shall be responsible in providing funds and technical support. The details will be discussed by both parties in due course.



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5.    To achieve a meaningful and long-term mutual beneficial cooperation, the
      Contract will extend till the 28th of February, 2005. The Parties agree that this may be extended for another 5 years by mutual agreement.

6. The other terms in the original Contract remain valid. This additional Agreement will be effective upon obtaining both parties' signatories.

7. This agreement is written in Chinese and English, and each party shall keep one copy of each version.


Party A                                             Party B
Shanghai Library                                    Cybersia.com (SEA) Pte Ltd




-----------------------                             -------------------------
Signature                                           Signature



-----------------------                             -------------------------
Date                                                          Date





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